Exhibit 10.1

Navient Corporation 2014 Omnibus Incentive Plan

Performance Stock Unit Agreement

Pursuant to the terms and conditions of the Navient Corporation 2014 Omnibus Incentive Plan, amended and restated as of April 6, 2015 (the “Plan”), the Compensation and Personnel Committee (the “Committee”) of the Navient Corporation Board of Directors (“Board”) hereby grants to ________________ (the “Grantee”) on February 6, 2017 (the “Grant Date”) an award (the “Award”) of __________ shares of Performance Stock Units (“PSUs”), which represent the right to acquire shares of common stock of Navient Corporation (the “Corporation”) subject to the following terms and conditions of this Performance Stock Unit Agreement (the “Agreement”):

1.	Vesting Schedule. Unless vested earlier as set forth below, the PSUs will vest, and will be settled in shares of the Corporation’s common stock, based on the following vesting terms:

•	Subject to the other provisions of this Section 1, a specified percentage of the total PSUs granted shall vest based on the Corporation’s performance for fiscal years 2017, 2018 and 2019 in the aggregate, as shown in the following performance chart:

Performance Metric	Weight	Percentage of PSUs Vesting
		0%	50%	100%	150%
Net Student Loan Cash Flows	50%	Less than $6.75 billion	$6.75 billion	$7.85 billion	$9.25 billion or greater
Cumulative Revenue from Growth Businesses	30%	Less than $770 million	$770 million	$995 million	$1.27 billion or greater
Strategic Objectives	20%	Determined by the Committee

*	For points between each performance level, the vesting percentages will be interpolated.

•	If compensation paid to the Grantee might be subject to the tax deduction limitations of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), vesting of the PSUs is contingent upon certification by the Committee that the applicable Section 162(m) performance targets (as pre-determined by the Committee) have been met on or prior to the applicable vesting event; provided, however, that in no event will the conversion of the PSUs into shares of the Corporation’s common stock occur after the end of the calendar year following the calendar year in which ends the performance period described in this Section 1.

•	Each vested PSU will be settled in shares of the Corporation’s common stock. PSUs shall vest on the second business day after the Corporation’s annual report on Form 10-K for the fiscal year 2019 is filed, and in no event later than March 15, 2020.

•	“Net Student Loan Cash Flows” shall mean the Corporation’s aggregate cash flows net of secured borrowings from student loans realized for the fiscal years 2017, 2018 and 2019, including student loan cash flows realized from new acquisitions, but excluding the impact of cash flows for fiscal years beyond 2019 that are accelerated through securitizing or pledging unencumbered student loans, or through loan sales.

•	“Cumulative Revenue from Growth Businesses” shall mean that portion of the Corporation’s aggregate revenue for the fiscal years 2017, 2018, and 2019 derived from products and services in existing and new business lines that have been targeted for long-run growth, as identified by management and approved by the Committee, excluding private education loans volume related to the loans refinanced from within the Corporation’s existing loan portfolio resulting from company initiated marketing activity.

•	“Strategic Objectives” shall mean those qualitative business objectives identified by management and approved by the Committee.

•	In measuring actual corporate performance relative to the pre-established corporate performance goals, regulatory-related charges will be excluded from actual results. Additionally, the Committee may adjust performance results for certain extraordinary items identified by the Committee, such as changes in accounting, the regulatory environment, strategic corporate transactions, and other unusual or unplanned events.

2.	Employment Termination; Death; Disability. Except as provided below, if the Grantee voluntarily ceases to be an employee of the Corporation (or a Subsidiary) for any reason, or his or her employment is terminated by the Corporation (or a Subsidiary) for Misconduct or cause, as determined by the Corporation in its sole discretion, he/she shall forfeit any portion of the Award that has not vested as of the date of such termination of employment. For purposes of this Agreement, “Misconduct” is defined as an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation (or a Subsidiary), breach of fiduciary duty or deliberate disregard of Corporation (or Subsidiary) rules; an unauthorized disclosure of any Corporation (or Subsidiary) trade secret or confidential information; any conduct constituting unfair competition; inducing any customer of the Corporation (or a Subsidiary) to breach a contract with the Corporation (or a Subsidiary) or any principal for whom the Corporation (or a Subsidiary) acts as agent to terminate such agency relationship; or engaging in any other act or conduct proscribed by the senior human resources officer as Misconduct.

If not previously vested, the Award will continue to vest, and will be settled in shares of the Corporation’s common stock, subject to the original performance goals and performance period set forth above, and on the original vesting terms and vesting dates set forth above, in the event that the Grantee’s employment is terminated by the Corporation (or a Subsidiary) for any reason other than for Misconduct or cause, as determined by the Corporation in its sole discretion.

If not previously vested, a portion of the Award (as determined below) will continue to vest, and will be settled in shares of the Corporation’s common stock, subject to the original performance goals and performance period set forth above, and on the original vesting terms and vesting dates set forth above, in the event that the Grantee voluntarily ceases to be an employee of the Corporation (or a Subsidiary) and meets the Corporation’s retirement eligibility requirements under the Corporation’s then current retirement eligibility policy, which shall be determined by the Corporation in its sole discretion. For purposes of the immediately preceding sentence: (i) the entire Award will continue to vest if the Grantee ceases employment on or after the third anniversary of the Grant Date; (ii) two-thirds of the Award will continue to vest if the Grantee ceases employment on or after the second anniversary (but before the third anniversary) of the Grant Date; (iii) one-third of the Award will continue to vest if the Grantee ceases employment on or after the first anniversary (but before the second anniversary) of the Grant Date; and (iv) no portion of the Award will vest if the Grantee ceases employment before the first anniversary of the Grant Date.

If not previously vested, the Award will vest, and will be settled in shares of the Corporation’s common stock, at the target levels set forth above, upon death or Disability (provided that such Disability qualifies as a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4)).

The Award shall be forfeited upon termination of employment due to Misconduct or cause, as determined by the Corporation in its sole discretion.

Notwithstanding anything stated herein, the Plan or in the Navient Corporation Change in Control Severance Plan for Senior Officers, this Award shall not be subject to the terms set forth in the Navient Corporation Change in Control Severance Plan for Senior Officers.

3.	Change in Control. Notwithstanding anything to the contrary in this Agreement:

•	In the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, then any portion of the Award that is not vested shall vest at the 100% target level set forth in the vesting schedules herein; provided, however, the settlement of the accelerated portion of the PSUs into shares of the Corporation’s common stock (i.e., the settlement of the Award) will nevertheless be made at the same time or times as if such PSUs had vested in accordance with the vesting schedule set forth in Section 1 or, if earlier, upon the termination of Grantee’s employment for reasons other than Misconduct or cause, as determined by the Corporation in its sole discretion.

•	If Grantee’s employment shall terminate within twenty-four months following a Change in Control for any reason other than (i) by the Corporation (or a Subsidiary) for Misconduct or cause, as determined by the Corporation in its sole discretion, or (ii) by Grantee’s voluntary termination of employment that is not a Termination of Employment for Good Reason, as defined in the Change in Control Severance Plan for Senior Officers, any portion of the Award not previously vested shall immediately become vested at the 100% target level set forth in the vesting schedules herein, and shall be settled in shares of the Corporation’s common stock, upon such employment termination.

4.	Taxes; Dividends. The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation’s stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of the Corporation’s common stock (by approving this Agreement, the Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3). Dividends declared on an unvested Award will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of the Corporation’s common stock (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same vesting schedule to which the Award is subject. Upon vesting of any portion of the Award, the amount of Dividend Equivalents allocable to such Award (and any fractional share amount) will also vest and will be converted into shares of the Corporation’s common stock (provided that any fractional share amount shall be paid in cash).

5.	Section 409A. For purposes of Section 409A of the Internal Revenue Code, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment and benefit payable under this Agreement is hereby designated as a separate payment. The parties intend that all PSUs provided under this Agreement and shares issuable hereunder comply with the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the PSUs is to be accelerated in connection with the Grantee’s termination of service, such accelerated PSUs will not be settled by virtue of such acceleration until and unless the Grantee has a “separation from service” within the meaning of Section Treasury Regulation 1-409A-1(h), as determined by the Corporation, in its sole discretion. Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if (x) any of the PSUs to be provided in connection with the Grantee’s separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the settlement of such PSUs would result in the imposition of additional tax under Section 409A if such settlement occurs on or within the six (6) month period following the Grantee’s separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the settlement of any such PSUs during such six (6) month period will accrue and will not be settled until the date six (6) months and one (1) day following the date of the Grantee’s separation from service and on such date (or, if earlier, the date of the Grantee’s death), such PSUs will be settled.

6.	Clawback Provision. Notwithstanding anything to the contrary herein, if the Board of Directors of the Corporation, or an appropriate committee thereof, determines that, any material misstatement of financial results or a performance metric criteria has occurred as a result of the Grantee’s conduct or the Grantee has committed a material violation of corporate policy or has committed fraud or Misconduct, and the Grantee at the time of such violation, fraud or Misconduct (or at any time thereafter) was an officer of the Corporation (or its subsidiaries) at the Senior Vice President level or above, then the Board or committee shall consider all factors, with particular scrutiny when one of the top 20 members of management are involved, and the Board or such committee, may in its sole discretion require reimbursement of any compensation resulting from the vesting, exercise or settlement of Options and/or Restricted Stock/PSUs and the cancellation of any outstanding Options and/or Restricted Stock/PSUs from the Grantee (whether or not such individual is currently employed by the Corporation (or its subsidiaries)) during the three-year period following the date the Board first learns of the violation, fraud or Misconduct. In addition, the Award shall be subject to any recoupment or clawback policy that is adopted by, or applicable to, the Company, pursuant to any requirement of law or any exchange listing requirement related to clawback or other recovery of compensation, including any policy that is adopted after the Grant Date, to the extent provided therein.

7.	Securities Law Compliance. The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any transfer or sale by the Grantee of any shares of Common Stock, including without limitation (a) restrictions under an insider trading policy and (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the shares of the Corporation’s common stock. The sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.

8.

Data Privacy. As an essential term of this award, the Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described herein for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. By accepting this award, the Grantee acknowledges that the Corporation holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Corporation may elect to deposit any shares of the Corporation’s common stock. Grantee acknowledges that Data may be held to implement, administer and manage the Grantee’s participation in the Plan as determined by the Corporation, and that Grantee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Grantee’s consent may adversely affect Grantee’s ability to participate in the Plan.

9.	Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout Grantee’s term of service with the Corporation (or one of its subsidiaries) and thereafter until withdrawn in writing by Grantee.

10.	Board Interpretation. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board and, where applicable, the Committee concerning any questions arising under this Agreement or the Plan.

11.	No Right to Continued Employment. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Grantee any right to continued employment with the Corporation or any of its subsidiaries or affiliates.

12.	Amendments for Accounting Charges. The Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

14.	Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed or telecopied to, or, if mailed, when received by, the other party at the following addresses:

If to the Corporation to:

Navient Corporation

Attn: Human Resources, Equity Plan Administration

123 Justison Street

Wilmington, DE 19801

If to the Grantee, to (i) the last address maintained in the Corporation’s Human Resources files for the Grantee or (ii) the Grantee’s mail delivery code or place of work at the Corporation (or its subsidiaries).

15.	Plan Controls; Entire Agreement; Capitalized Terms. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan control, except as expressly stated otherwise herein. This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature. Capitalized terms not defined herein shall have the meanings as described in the Plan.

16.	Miscellaneous. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision. The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. The Grantee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of the Agreement. The Grantee is responsible for complying with all laws applicable to Grantee, including federal and state securities reporting laws.

NAVIENT CORPORATION

By:
Jack Remondi
President and Chief Executive Officer

Accepted by:

Date